UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report:

August 2, 2007

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(310) 252-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02.	Results of Operations and Financial Condition.

On July 16, 2007, Mattel, Inc. (“Mattel”) issued a press release announcing its second quarter 2007 financial results, and furnished this press release as Exhibit 99.1 to a Form 8-K filed on July 16, 2007.

Mattel subsequently determined that various Fisher-Price products, manufactured by a third-party contract manufacturer during a two and one-half month timeframe, that have surface paint containing excessive levels of lead would be recalled. Mattel and the U.S. Consumer Product Safety Commission (“CPSC”) issued a joint press release dated August 2, 2007 announcing the recall of affected products, which is available on the website of the CPSC at http://www.cpsc.gov. Mattel issued a press release regarding this matter dated August 2, 2007, which is furnished as Exhibit 99.1 hereto.

Mattel’s announced second quarter 2007 financial results will be adjusted to reflect the impact of the recall of the products discussed above and other smaller recalls. The total estimated impact of these recalls on pre-tax operating income is expected to be approximately $30 million. Although management is not aware of any additional significant issues associated with lead in paints used on its products, there can be no assurance that additional issues will not be identified in the future.

Mattel believes that it has some of the most rigorous quality and safety testing procedures in the toy industry. Consistent with this, Mattel has launched a thorough investigation and expanded its testing programs to ensure that painted finished goods, at third-party contract manufacturers and facilities operated by Mattel, are systematically tested prior to being shipped to customers.

Section 7 – Regulation FD

Item 7.01.	Regulation FD Disclosure.

The information contained in Item 2.02 above is incorporated into this Item 7.01 by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired: None

(b) Pro forma financial information: None

(c) Shell company transactions: None

(d) Exhibits:

This exhibit is furnished pursuant to Items 2.02 and 7.01 hereof and should not be deemed to be “filed” under the Securities Exchange Act of 1934.

Exhibit No.	Exhibit Description
99.1*	Press release dated August 2, 2007.

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC. Registrant

By:	/s/ Robert Normile
Robert Normile Senior Vice President, General Counsel and Secretary

Dated: August 2, 2007